EXHIBIT 99.21

FIFTH AMENDMENT TO

STOCK PLEDGE AND CONTROL AGREEMENT

THIS FIFTH AMENDMENT TO STOCK PLEDGE AND CONTROL AGREEMENT is dated as of the 29th day of January 2004 (this “Amendment”), by and between CONSUMER PORTFOLIO SERVICES, INC, a California corporation (the “Company”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the “Secured Party”).

R E C I T A L S

A. The Company and the Secured Party previously entered into the Second Amended and Restated Securities Purchase Agreement pursuant to which, among other things, the Company and the Secured Party amended and restated the First Amended and Restated Securities Purchase Agreement.

B. In connection with the closing of the transactions contemplated by the Second Amended and Restated Securities Purchase Agreement, the parties entered into that certain Stock Pledge and Control Agreement dated as of March 8, 2002, as amended by an Amendment to Stock Pledge and Control Agreement effective as of March 8, 2002, by a Second Amendment to Stock Pledge and Control Agreement effective as of August 21, 2002, by a Third Amendment to Stock Pledge and Control Agreement effective as of April 4, 2003, and by a Fourth Amendment to Stock Pledge and Control Agreement dated as of May 20, 2003 (as so amended, the “Pledge Agreement”), pursuant to which, among other things, the Company pledged, assigned and granted a valid first priority security interest in and control over, among other things, the Pledged Stock as security for the payment and performance in full of all Obligations to Purchaser.

C. The Company and the Secured Party have entered into that certain Third Amended and Restated Securities Purchase Agreement dated as of January 29, 2004 (as amended from time to time, the “Securities Purchase Agreement”), which, effective on and as of the Third Amendment Effective Date (as defined therein), amends and restates the Second Amended and Restated Securities Purchase Agreement on the terms and subject to the conditions set forth therein. Unless otherwise indicated, all capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement or the Pledge Agreement, as the case may be.

D. In connection with the closing of the transactions contemplated by the Securities Purchase Agreement, the parties wish to amend further the Pledge Agreement. In particular, the parties wish to amend Schedule I (Pledged Stock) to the Pledge Agreement (“Schedule I”) to clarify that at the “Effective Time” of the TFC Merger, the one issued and outstanding share of Capital Stock of TFC Merger Sub, which was pledged to the Secured Party under the Pledge Agreement, was converted into one issued and outstanding share of Capital Stock of TFCE, the surviving corporation of the TFC Merger, which share has been continuously owned directly by the Company and continues to constitute Pledged Stock hereunder.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Schedule I. Schedule I (Pledged Stock) to the Pledge Agreement is hereby amended by replacing such Schedule in its entirety with new Schedule I (Pledged Stock) attached as Exhibit A hereto.

2. Full Force and Effect. This Amendment amends the Pledge Agreement on and as of the date hereof, and the Pledge Agreement shall remain in full force and effect as amended hereby. The Pledge Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects.

3. Governing Law. In all respects, including all matters of construction, validity and performance, this Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles regarding choice of law or conflicts of laws.

4. Counterparts. This Amendment may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:	/s/ CHARLES E. BRADLEY, JR.

Charles E. Bradley, Jr. President and Chief Executive Officer

By:	/s/ ROBERT E. RIEDL

Robert E. Riedl Senior Vice President and Chief Financial Officer

SECURED PARTY LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	/s/ STEVEN E. HARTMAN

Steven E. Hartman Vice President

EXHIBIT A

SCHEDULE I

Pledged Stock

Name of Issuer	Class	Certificate No.	No. of Shares	Applicable Percentage

CPS Marketing, Inc., a California corporation	Common Stock	1	50	100%

CPS Leasing, Inc., a Delaware corporation	Common Stock	1	80	80%

CPS 123 Corp., a Delaware corporation	Common Stock	1	1,000	100%

MFN Financial Corporation, a Delaware corporation	Common Stock	1	1	100%

CPS Receivables Two Corp., a Delaware corporation	Common Stock	1	1,000	100%

TFC Enterprises, Inc., a Delaware corporation, as the surviving corporation of the TFC Merger[1]	Common Stock	1	1	100%

[1]	Pursuant to the TFC Merger Agreement, at the "Effective Time" of the TFC Merger, the one issued and outstanding share of CPS Mergersub, Inc. previously pledged to the Secured Party under the Pledge Agreement was converted into one issued, fully paid and nonassessable share of common stock of TFCE, as the surviving corporation of the TFC Merger. Certificate No. 1 of CPS Mergersub, Inc. represents and evidences the one issued and outstanding share of TFCE as the surviving corporation of the TFC Merger.